UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 17, 2016
Lighting Science Group Corporation (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	000-20354 (Commission File Number)	24-2596710 (IRS Employer Identification No.)
1350 Division Road, Suite 204, West Warwick, RI 02893 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (321) 779-5520
Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Appointment of Denis M. Murphy as Executive Vice President and Chief Financial Officer

Effective October 17, 2016, the Board of Directors (the “Board”) of Lighting Science Group Corporation (the “Company”) appointed Denis M. Murphy as Executive Vice President and Chief Financial Officer of the Company.

Mr. Murphy, 55, previously served as Chief Financial Officer of Sprout Health Group, a private healthcare management company with primary care, behavioral health and laboratory businesses across the United States, from October 2013 to October 2016.  From April 2012 to September 2013, Mr. Murphy was a Vice President at Summit Partners, a growth equity investment firm, where he worked with portfolio company boards of directors and management teams to lead sales growth and performance improvement initiatives, and served on the boards of directors of two portfolio companies.  From January 2008 to April 2012, Mr. Murphy led the Finance organization at MediaTek Wireless, Inc., a global semiconductor and software company owned by MediaTek, and served as senior finance executive for MediaTek operations in the United States and Europe.  From June 1997 to January 2008, Mr. Murphy held various corporate and business unit financial management roles at Analog Devices, Inc.  He holds an M.B.A. from Bentley University and a B.A. in economics from the University of Massachusetts at Boston, and is a Certified Public Accountant in Massachusetts (inactive).

The terms of Mr. Murphy’s employment as Executive Vice President and Chief Financial Officer of the Company are governed by an Offer Letter dated August 31, 2016 between the Company and Mr. Murphy (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Murphy is entitled to an annual base salary of $300,000 (the “Base Salary”) and a comprehensive package of benefits, including twenty (20) days of paid vacation each calendar year and medical, dental, vision and life insurance options for Mr. Murphy and his qualified dependents. Mr. Murphy is also eligible to participate in the Company’s 401(k) savings and retirement plan on the same terms and subject to the same conditions as other senior executives of the Company.

Further, the Offer Letter provides that Mr. Murphy is eligible to receive an annual discretionary bonus in an amount up to fifty percent (50%) of his then-current Base Salary (the “Annual Discretionary Bonus”), with fifty percent (50%) of the Annual Discretionary Bonus to be determined based on his achievement of various personal objectives and the remaining fifty percent (50%) to be determined based on the Company’s financial performance. Seventy-five percent (75%) of the Annual Discretionary Bonus, if any, would be paid in cash and twenty-five percent (25%) would be paid in restricted shares of the Company’s common stock or options to purchase shares of the Company’s common stock.

The Offer Letter also provides that within thirty (30) days of the beginning of his employment, Mr. Murphy will be granted an incentive stock option to purchase up to three million (3,000,000) shares of the Company’s common stock at an exercise price equal to the fair market value per share on the grant date (the “Option”). Subject to the terms and conditions of the Company’s 2012 Amended and Restated Equity-Based Compensation Plan and a stock option award agreement with respect to the grant, the Option will vest and become exercisable in four equal tranches on each of the first four (4) annual anniversaries of the grant date.

If Mr. Murphy’s employment is terminated by the Company other than for “cause,” he will be entitled to receive severance in an amount equal to six (6) months of his then-current monthly Base Salary, subject to Mr. Murphy’s execution of a general release. The severance will be payable (at the Company’s sole discretion) in one or more lump sum payments or in accordance with the Company’s standard payroll practices.

The Offer Letter requires that Mr. Murphy sign and comply with the Company’s standard employment terms and conditions, including terms and conditions relating to confidentiality, assignment of inventions and works of authorship, non-competition and non-solicitation, and non-recruitment.

Resignation of Director; Appointment of New Director

On October 19, 2016, General James Jones resigned from his position as a member of the Board.

On October 20, 2016, the Board elected Peter Scarpelli to fill one of the two vacancies on the Board. Mr. Scarpelli, 47, is an operating advisor for Pegasus Capital Advisors, L.P. (collectively with its affiliates, “Pegasus”), the Company’s largest stockholder. Prior to joining Pegasus in October 2016, Mr. Scarpelli served as Global Director, Energy & Sustainability for CBRE Group, Inc. (“CBRE”), a commercial real estate services firm, from March 2010 through September 2016. During his time with CBRE, Mr. Scarpelli led the firm’s Energy & Sustainability team to implement portfolio-wide efficiency and sustainable operating practices for Fortune 500 and investor owned multi-tenant buildings. Mr. Scarpelli previously worked on demand response and smart grid strategies at Schneider Electric, a global energy management and automation company. In July 2008, Schneider Electric acquired RETX, an electricity demand response firm that Mr. Scarpelli co-founded in April 2000. Mr. Scarpelli holds a B.S. in management with finance emphasis from Purdue University and an M.B.A. from Loyola University Chicago. Mr. Scarpelli will serve on the Board until the next annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier resignation or removal. As of the date of this report, the Board has not appointed Mr. Scarpelli to serve on any committee of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: October 21, 2016	By:	/s/ Philip J. Ragona
	Name:	Philip J. Ragona
	Title:	Executive Vice President, General Counsel and Secretary